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                                                          UNITED STATES
                                               SECURITIES AND EXCHANGE COMMISSION
                                                     Washington, D.C. 20549

                                                          FORM U-13-60

                                                          ANNUAL REPORT


                                                         FOR THE PERIOD

     Beginning       January 1, 2003          and Ending                December 31, 2003
              ------------------------------                  -----------------------------------


                                                             TO THE

                                             U.S. SECURITIES AND EXCHANGE COMMISSION

                                                               OF

                                                     Ameren Services Company
---------------------------------------------------------------------------------------------------------------------------
                                                (Exact Name of Reporting Company)


A                                               Subsidiary                                                  Service Company
 -----------------------------------------------------------------------------------------------------------
                            ("Mutual" or "Subsidiary")

Date of Incorporation  November 4, 1997        If not Incorporated, Date of Organization
                       -------------------                                               ----------------------------------

State or Sovereign Power under which Incorporated or Organized                Missouri
                                                                -----------------------------------------------------------

Location of Principal Executive Offices of Reporting Company  1901 Chouteau Avenue, St. Louis, MO  63103
                                                            ---------------------------------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

     Martin J. Lyons, Jr.     Vice President and Controller                 1901 Chouteau Avenue, St. Louis, MO 63103
---------------------------------------------------------------------------------------------------------------------------
           (Name)                      (Title)                                             (Address)


     Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                                                       Ameren Corporation
---------------------------------------------------------------------------------------------------------------------------
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                                                  1 of 29 pages

                              2 of 29 pages (Blank)


                      INSTRUCTIONS FOR USE OF FORM U-13-60


1.   Time of Filing.
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule
     88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

 2.  Number of Copies.
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

 3.  Period Covered by Report.
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

 4.  Report Format.
     Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

 5.  Money Amounts Displayed.
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X
     (SS210.3-01(b)).

 6.  Deficits Displayed.
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes.
     (Regulation S-X, SS210.3-01(c))

  7. Major Amendments or Corrections.
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

 8.  Definitions.
     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public
     Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

 9.  Organization Chart.
     The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of Allocation.
     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  Annual Statement of Compensation for Use of Capital Billed.
     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


                                  3 of 29 pages

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                                           LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                                                                         Schedule or        Page
                               Description of Schedules and Accounts                                    Account Number     Number
Comparative Balance Sheet ...........................................................................Schedule I               5
Service Company Property ............................................................................Schedule II              7
Accumulated Provision for Depreciation and Amortization of Service Company Property .................Schedule III             8
Investments .........................................................................................Schedule IV              9
Accounts Receivable from Associate Companies ........................................................Schedule V               9
Fuel Stock Expenses Undistributed ...................................................................Schedule VI             10
Stores Expense Undistributed ........................................................................Schedule VII            10
Miscellaneous Current and Accrued Assets ............................................................Schedule VIII           11
Miscellaneous Deferred Debits .......................................................................Schedule IX             11
Research, Development, or Demonstration Expenditures ................................................Schedule X              11
Proprietary Capital .................................................................................Schedule XI             12
Long-Term Debt ......................................................................................Schedule XII            13
Current and Accrued Liabilities .....................................................................Schedule XIII           14
Notes to Financial Statements .......................................................................Schedule XIV            15
Comparative Income Statement ........................................................................Schedule XV             16
Analysis of Billing - Associate Companies ...........................................................Account 457             17
Analysis of Billing - Nonassociate Companies ........................................................Account 458             18
Analysis of Charges for Service - Associate and Nonassociate Companies ..............................Schedule XVI            19
Schedule of Expense by Department or Service Function ...............................................Schedule XVII           20
Departmental Analysis of Salaries ...................................................................Account 920             21
Outside Services Employed ...........................................................................Account 923             22
Employee Pensions and Benefits ......................................................................Account 926             23
General Advertising Expenses ........................................................................Account 930.1           23
Miscellaneous General Expenses ......................................................................Account 930.2           24
Rents ...............................................................................................Account 931             24
Taxes Other Than Income Taxes .......................................................................Account 408             25
Donations ...........................................................................................Account 426.1           25
Other Deductions ....................................................................................Account 426.5           26
Notes to Statement of Income ........................................................................Schedule XVIII          27

                                           LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                                                                            Page
                        Description of Reports or Statements                                                               Number

Organization Chart ......................................................................................................  29A-29B
Methods of Allocation ...................................................................................................    29C
Annual Statement of Compensation for Use of Capital Billed ..............................................................    29

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                                                           4 of 29 pages


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                                             ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                              Schedule I - Comparative Balance Sheet

                                                          (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

------------------------------------------------------------------------------------------------------------------------------------
Account                               Assets and Other Debits                                        As of December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Current                Prior
                                                                                        --------------------------------------------
             Service Company Property
    101      Service company property (Schedule II)                                                 $ 156,053             $ 139,647
    107      Construction work in progress (Schedule II)                                                  782                14,341
                                                                                        --------------------------------------------
                 Total Property                                                                       156,835               153,988
                                                                                        --------------------------------------------

    108      Less accumulated provision for depreciation and amortization of service
             company property (Schedule III)                                                           55,212                37,704
                                                                                        --------------------------------------------
                 Net Service Company Property                                                         101,623               116,284
                                                                                        --------------------------------------------

             Investments

    123      Investments in associate companies (Schedule IV)                                               -                     -
    124      Other Investments (Schedule IV)                                                                -                     -
    126      Other Special Funds                                                                        5,087                 4,006
                                                                                        --------------------------------------------
                 Total Investments                                                                      5,087                 4,006
                                                                                        --------------------------------------------

             Current and Accrued Assets

    131      Cash                                                                                         634                   282
    134      Special deposits                                                                               -                     -
    135      Working funds                                                                                282                   282
    136      Temporary cash investments (Schedule IV)                                                       -                     -
    143      Accounts receivable                                                                       31,892                33,383
    145      Notes receivable                                                                         548,498               329,970
    146      Accounts receivable from associate companies (Schedule V)                                 52,450                99,675
    152      Fuel stock expenses undistributed (Schedule VI)                                                -                     -
    154      Materials and supplies                                                                         -                     -
    163      Stores expense undistributed (Schedule VII)                                                  (44)                  (56)
    165      Prepayments                                                                                  387                     -
    174      Miscellaneous current and accrued assets (Schedule VIII)                                       -                     -
                                                                                        --------------------------------------------
                 Total Current and Accrued Assets                                                     634,099               463,536
                                                                                        --------------------------------------------

             Deferred Debits

    181      Unamortized debt expense                                                                       -                     -
    184      Clearing accounts                                                                             44                    94
    186      Miscellaneous deferred debits (Schedule IX)                                               19,303                 1,404
    188      Research, development, or demonstration expenditures (Schedule X)                              -                     -
    190      Accumulated deferred income taxes                                                              -                     -
                                                                                        --------------------------------------------
                 Total Deferred Debits                                                                 19,347                 1,498
                                                                                        --------------------------------------------

                                                                                        --------------------------------------------
                 TOTAL ASSETS AND OTHER DEBITS                                                       $760,156              $585,324
                                                                                        ============================================



                                                           5 of 29 pages

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                                             ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                              Schedule I - Comparative Balance Sheet

                                                          (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------
                          Account Liabilities and Proprietary Capital                                    As of December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Current                Prior
             Proprietary Capital

    201      Common stock issued (Schedule XI)                                                 $            -        $            -
    211      Miscellaneous paid-in-capital (Schedule XI)                                               16,232                16,232
    215      Appropriated retained earnings (Schedule XI)                                                   -                     -
    216      Unappropriated retained earnings (Schedule XI)                                                 -                     -
    219      Accumulated other comprehensive income                                                   (11,578)              (20,263)
                                                                                        --------------------------------------------
                Total Proprietary Capital                                                               4,654                (4,031)
                                                                                        --------------------------------------------

             Long-Term Debt

    223      Advances from associate companies (Schedule XII)                                               -                     -
    224      Other long-term debt (Schedule XII)                                                            -                     -
    225      Unamortized premium on long-term debt                                                          -                     -
    226      Unamortized discount on long-term debt-debit                                                   -                     -
                                                                                        --------------------------------------------
                Total Long-Term Debt                                                                        -                     -
                                                                                        --------------------------------------------

             Current and Accrued Liabilities

    228      Injuries and Damages                                                                       1,340                 2,636
    232      Accounts payable                                                                          28,931                22,965
    233      Notes payable to associate companies (Schedule XIII)                                     602,798               451,520
    234      Accounts payable to associate companies (Schedule XIII)                                   23,715                14,018
    235      Customer Deposits                                                                          6,785                 8,359
    236      Taxes accrued                                                                              2,165                (2,190)
    238      Dividends declared                                                                             -                     -
    241      Tax collections payable                                                                       16                   (26)
    242      Miscellaneous current and accrued liabilities (Schedule XIII)                              9,652                10,072
                                                                                        --------------------------------------------
                Total Current and Accrued Liabilities                                                 675,402               507,354
                                                                                        --------------------------------------------

             Deferred Credits

    253      Other deferred credits                                                                    90,313                92,540
    255      Accumulated deferred investment tax credits                                                                          -
                                                                                        --------------------------------------------
                 Total Deferred Credits                                                                90,313                92,540
                                                                                        --------------------------------------------

    282      Accumulated Deferred Income Taxes                                                        (10,213)              (10,539)


                                                                                        --------------------------------------------
                 TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                           $760,156              $585,324
                                                                                        ============================================





                                                           6 of 29 pages

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                                         ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                           For the Year Ended December 31, 2003

                                          Schedule II - Service Company Property

                                                      (In Thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                    Balance at                    Retirements                     Balance
                                                    Beginning                          or           Other         at Close
                        Description                  of Year        Additions        Sales       Changes (1)      of Year
----------------------------------------------------------------------------------------------------------------------------

Service Company Property
Account
    303     Miscellaneous Intangible Plant           $ 109,661        $ 24,208        $     -      $ (14,705)     $ 119,164
    391     Office Furniture and Equipment(2)           29,648          10,767          3,660              -         36,755
    397     Communication Equipment                        338               -              -           (143)           195
    399     Other Tangible Property                          -               -              -            (61)           (61)


                                                ----------------------------------------------------------------------------
                                      SUB-TOTAL        139,647          34,975          3,660        (14,909)       156,053
                                                ----------------------------------------------------------------------------
    107     Construction Work in Progress (3)           14,341          21,575              -        (35,134)           782
                                                ----------------------------------------------------------------------------
                                          TOTAL      $ 153,988        $ 56,550        $ 3,660      $ (50,043)     $ 156,835
                                                ============================================================================

(1) Provide an explanation of those changes considered material: Miscellaneous Intangible Plant reclassified to a deferred debit.
    Construction work in progress transferred in service.


(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

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

----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Balance at
                                Subaccount Description                                            Additions    Close of Year
----------------------------------------------------------------------------------------------------------------------------
Office Furniture and Equipment (391)
            Main Frame Computer                                                                      $ 2,369       $ 12,154
            Reproduction Equipment                                                                       117            738
            Personal Computer                                                                          8,222         22,459
            Computer Assisted Drafting                                                                     -             98
            Computer Hardware                                                                             59          1,306


                                                                                              ------------------------------
                                                                               TOTAL                $ 10,767       $ 36,755
----------------------------------------------------------------------------------------------==============================

(3) Describe construction work in progress: Installations for CSS (Customer Service System),
Accounts Payable Imaging and personal computers.


                                                       7 of 29 pages

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                                         ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                           For the Year Ended December 31, 2003

            Schedule III - Accumulated Provision for Depreciation and Amortization of Service Company Property

                                                      (In Thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                     Balance at      Additions                       Other         Balance
                                                     Beginning      Charged to                    Changes Add      at Close
                        Description                   of Year       Account 403    Retirements    (Deduct) (1)     of Year
----------------------------------------------------------------------------------------------------------------------------
Account
    303     Miscellaneous Intangible Plant             $37,441         $20,075        $     -          $   -        $57,516
    391     Office Furniture and Equipment                 201           1,003          3,660            145         (2,311)
    397     Communication Equipment                         62               7              -            (62)             7


                                                ----------------------------------------------------------------------------
                                          TOTAL        $37,704         $21,085         $3,660            $83        $55,212
                                                ============================================================================

(1) Provide an explanation of those changes considered material: N/A

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                                                       8 of 29 pages

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                                   ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                     For the Year Ended December 31, 2003

                                          Schedule IV - Investments

                                                (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.

---------------------------------------------------------------------------------------------------------------
                                                                             Balance at         Balance at
                                     Description                         Beginning of Year    Close of Year
---------------------------------------------------------------------------------------------------------------
Account 136 - Temporary Cash Investments - Money Pool                            $0                 $0

                                                                         --------------------------------------
                                                                   TOTAL         $0                 $0
-------------------------------------------------------------------------======================================

                                   ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                     For the Year Ended December 31, 2003

                          Schedule V - Accounts Receivable from Associate Companies

                                                (In Thousands)

Instructions:
Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

---------------------------------------------------------------------------------------------------------------
                                                                                Balance at         Balance at
                                     Description                            Beginning of Year    Close of Year
---------------------------------------------------------------------------------------------------------------
Account 146 - Accounts Receivable from Associate Companies

See page 9-A                                                                        $99,675            $52,450


                                                                         --------------------------------------
                                                                   TOTAL            $99,675            $52,450
                                                                         ======================================

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
                                                                                                  Total
                                                                                                 Payments
                                                                                            -------------------
Analysis of Convenience or Accommodation Payments:
See page 9-A                                                                                            $1,565


                                                                                            -------------------
                                                                             TOTAL PAYMENTS             $1,565
                                                                                            ===================

                                                9 of 29 pages

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                                   ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                     For the Year Ended December 31, 2003

                          Schedule V - Accounts Receivable from Associate Companies

                                                (In Thousands)

---------------------------------------------------------------------------------------------------------------
                                                                             Balance at         Balance at
                                     Description                         Beginning of Year    Close of Year
---------------------------------------------------------------------------------------------------------------
Account 146 - Accounts Receivable from Associate Companies

Ameren Corporation                                                                       $0                 $0
Ameren Energy Communications                                                            740                607
CIPSCO Investment Company                                                               169                 63
AmerenEnergy Fuels & Services                                                         1,296                  -
Electric Energy Inc.                                                                     63                 55
AmerenEnergy Inc.                                                                     4,338              4,000
Ameren ERC                                                                              302                320
Union Electric Company                                                               61,692             18,396
Central Illinois Public Service Company                                              24,324             14,488
Ameren Development Company                                                               26                 23
AmerenEnergy Resources Company                                                          235                333
AmerenEnergy Development Company                                                      1,624                398
AmerenEnergy Marketing Company                                                          298              2,449
Illinois Materials Supply Company                                                       110                 71
AmerenEnergy Generating Company                                                       4,458                  -
Union Electric Development Company                                                        -                 13
CILCORP, Inc.                                                                             -                118
Central Illinois Light Company                                                            -              9,606
CILCORP Infraservices, Inc.                                                               -                 17
AmerenEnergy Resources Generating Company                                                 -                917
AmerenEnergy Medina Valley Cogen, LLC                                                     -                576

                                                                         --------------------------------------
                                                                   TOTAL            $99,675            $52,450
                                                                         ======================================

                                                                         --------------------------------------

                                                                                 Bulk Power           Other
                                                                                  Payments           Payments
                                                                         --------------------------------------
Analysis of Convenience or Accommodation Payments:

Union Electric Company                                                                                  $1,446
Central Illinois Public Service Company                                                                     34
Electric Energy Inc.                                                                                         0
AmerenEnergy Medina Valley Cogen, LLC                                                                       85


                                                                         --------------------------------------
                                                                                         $0             $1,565
                                                                         ======================================



                                                    9 - A

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                                        ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                          For the Year Ended December 31, 2003

                                    Schedule VI - Fuel Stock Expenses Undistributed

                                                     (In Thousands)

Instructions:
Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

-------------------------------------------------------------------------------------------------------------------------
                       Description                                             Labor         Expenses         Total
-------------------------------------------------------------------------------------------------------------------------
Account 152 - Fuel Stock Expenses Undistributed                              $   0           $   0          $   0






                                                                           ----------------------------------------------
                                                     TOTAL                   $   0           $   0          $   0
                                                                           ==============================================

-------------------------------------------------------------------------------------------------------------------------
Summary:

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



                                        ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                          For the Year Ended December 31, 2003

                                      Schedule VII - Stores Expense Undistributed

                                                     (In Thousands)

Instructions:
Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

-------------------------------------------------------------------------------------------------------------------------
                       Description                          Beg. Balance        Labor         Expenses         Total
-------------------------------------------------------------------------------------------------------------------------
Account 163 - Stores Expense Undistributed                       $  (56)     $  2,246       $  (2,234)       $  (44)






                                                           --------------------------------------------------------------
                                                     TOTAL       $  (56)     $  2,246       $  (2,234)       $  (44)
                                                           ==============================================================




                                                     10 of 29 pages

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                                     ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                       For the Year Ended December 31, 2003

                             Schedule VIII - Miscellaneous Current and Accrued Assets

                                                  (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

-------------------------------------------------------------------------------------------------------------------
                                                                                    Balance at         Balance at
                                      Description                               Beginning of Year    Close of Year
-------------------------------------------------------------------------------------------------------------------

Account 174 - Miscellaneous Current and Accrued Assets:
   Unbilled expenses and other receivables                                                   $0                 $0

                                                                             --------------------------------------
                                                                       TOTAL                 $0                 $0
                                                                             ======================================

                                     ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                       For the Year Ended December 31, 2003

                                   Schedule IX - Miscellaneous Deferred Debits

                                                  (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

-------------------------------------------------------------------------------------------------------------------
                                                                                 Balance at         Balance at
                                      Description                            Beginning of Year    Close of Year
-------------------------------------------------------------------------------------------------------------------
Account 186 - Miscellaneous Deferred Debits:
  Billings to Outside Clients                                                            $1,363             $1,838
  Midwest ISO                                                                                41                 44
  Intangible pension asset                                                                                  17,421

                                                                             --------------------------------------
                                                                       TOTAL             $1,404            $19,303
                                                                             ======================================

                                     ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                       For the Year Ended December 31, 2003

                         Schedule X - Research, Development or Demonstration Expenditures

                                                  (In Thousands)

Instructions.
Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-------------------------------------------------------------------------------------------------------------------
                                                   Description                                        Amount
-------------------------------------------------------------------------------------------------------------------
Account 188 - Research, Development, or Demonstration Expenditures                                   $   0


                                                                                                -------------------
                                                                                          TOTAL      $   0
                                                                                                ===================

                                                  11 of 29 pages

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

                                       ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                         For the Year Ended December 31, 2003

                                           Schedule XI - Proprietary Capital



-----------------------------------------------------------------------------------------------------------------------
                                                                                          Outstanding Close of Period
                                                     Number of Shares    Par or Stated   ------------------------------
Account Number                  Class of Stock          Authorized      Value Per Share   No. of Shares   Total Amount
-----------------------------------------------------------------------------------------------------------------------
201                          Common Stock Issued          30,000             $0.01            1,000            $10
-----------------------------------------------------------------------------------------------------------------------



Instructions:
Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

-----------------------------------------------------------------------------------------------------------------------
                                 Description                                                                Amount
-----------------------------------------------------------------------------------------------------------------------
Account 211 - Miscellaneous Paid-in Capital                                                                $ 16,232
Account 215 - Appropriated Retained Earnings                                                                   -
Account 219 - Accumulated Other Comprehensive Income                                                        (11,578)

-----------------------------------------------------------------------------------------------------------------------
                                                                                                  TOTAL     $ 4,654
                                                                                                        ---------------



Instructions:
Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing associates per the General Instructions of the Uniform System of
Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

-----------------------------------------------------------------------------------------------------------------------
                                                        Balance at         Net Income      Dividends      Balance at
                                 Description         Beginning of Year     -or (loss)         Paid      Close of Year
-----------------------------------------------------------------------------------------------------------------------
Account 216 - Unappropriated Retained Earnings            $  0              $  0            $  0           $  0


                                                    -------------------------------------------------------------------
                                              TOTAL       $  0              $  0            $  0           $  0
                                                    ===================================================================





                                                    12 of 29 pages

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

                                                       ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                                         For the Year Ended December 31, 2003

                                                            Schedule XII - Long-Term Debt

                                                                    (In Thousands)

Instructions:
Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account
224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

------------------------------------------------------------------------------------------------------------------------------------
                                  Terms of Obligation                                 Balance at                          Balance at
                                     Class & Series    Date of  Interest    Amount    Beginning                              Close
          Name of Creditor            of Obligation   Maturity    Rate    Authorized   of Year    Additions  Deductions(1)  of Year
------------------------------------------------------------------------------------------------------------------------------------
Account 223 - Advances from
                         Associate
                         Companies:                                          NONE        $0           $0          $0          $0





Account 224 - Other Long-Term
                          Debt:                                                          $0           $0          $0          $0




                                   -------------------------------------------------------------------------------------------------
                                                                           TOTAL         $0           $0          $0          $0
-------------------------------------------------------------------------------------===============================================

(1) Give an explanation of Deductions:




                                                                 13 of 29 pages

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


                           ANNUAL REPORT OF AMEREN SERVICES COMPANY

                             For the Year Ended December 31, 2003

                       Schedule XIII - Current and Accrued Liabilities

                                        (In Thousands)

Instructions:
Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

-----------------------------------------------------------------------------------------------
                                                                 Balance at        Balance at
                       Description                           Beginning of Year    Close of Year
-----------------------------------------------------------------------------------------------
Account 233 - Notes Payable to Associate Companies

Ameren Corporation                                                    $434,570        $584,498
Ameren CIPS                                                             15,850               -
CIPSCO Investment Company                                                    -           1,500
Union Electric Development Corporation                                   1,100             200
Union Electric Company                                                       -          12,200
Ameren Energy Marketing Company                                              -               -
CILCORP Investment Management, Inc.                                          -           4,400

                                                               --------------------------------
                                                         TOTAL        $451,520        $602,798
                                                               ================================

Account 234 - Accounts Payable to Associate Companies

CIPSCO Investment Company                                                   $0              $0
Electric Energy Inc                                                      6,486           8,351
Union Electric Development Corporation                                       8               -
Ameren Corporation                                                       7,524           7,040
Ameren Energy Generation Company                                             -           7,977
CILCORP Investment Management, Inc.                                          -              10
CILCORP Energy Services, Inc.                                                -              22
Ameren Fuels Services                                                        -             315

                                                               --------------------------------
                                                         TOTAL         $14,018         $23,715
                                                               ================================

Account 242 - Miscellaneous Current and Accrued Liabilities

Unclaimed Checks                                                           $14             $20
Accrued Dollar More Program                                                  -               4
Accrued Compensation Awards                                             (1,053)         (1,053)
Accrued Law Expenses                                                       120             124
Accrued Vacation Liability                                               8,650           7,908
Dental & Optical - Management                                               32              36
Major Medical - Contract Employees                                         152             100
Dental & Optical - Local 1455                                                4              29
Life of America Insurance                                                    2               2
Major Medical - Executive                                                   61              60
General American Group Life Insurance                                      (70)            (37)
Medical Cash Payments - Clearing                                           (96)             74
Long Term Disability Insurance                                              32              27
Supplemental Group Life                                                     18              22
Medical Insurance                                                          (18)            (18)
Personal Care HMO                                                            7               6
Employee Medical Plan                                                       21              24
Contributions - United Fund                                                 13              14
Purchase of US Saving Bonds                                                  5               5
Employee Retirement Plan Retro Contribution                                  -               9
Wage Garnishments                                                          (13)            (23)
Major Medical IBNR                                                           -           1,838
Group Health Plan                                                            1               -
United Health Care Select                                                    1               -
CIPS Local 148 Pension Contribution                                          -               3
Major Medical Premium Surplus                                              (79)            (79)
Employee Dependent Care Liability                                           29              32
Dental Allowances - 1439,649,309                                           (65)            (82)
Deferred Comp - Board of Directors                                          63              60
Unclaimed Checks - CCMI Legal Pay Acc.                                     305             105
Self Insured Medical Liability                                              (1)             (1)
401(k) Contributions Payable to Trustee                                  1,937             443

                                                               --------------------------------
                                                         TOTAL         $10,072          $9,652
                                                               ================================

                                          14 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  Schedule XIV - Notes to Financial Statements

Instructions:
The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 15 - B thru 15 - C






                                     15 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                        For Year Ended December 31, 2003
                  Schedule XIV - Notes to Financial Statements

NOTE 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations

     Ameren Services Company (the Company) is a wholly-owned subsidiary of Ameren Corporation (Ameren), registered under the Public Utility Holding Company Act of 1935 (PUHCA). The Company was authorized to conduct business as a service company for Ameren and its various subsidiaries by order of the Securities and Exchange Commission (SEC) dated December 30, 1997. The Company is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services. These services are priced so that the Company operates on a break-even basis.

     The Company maintains its accounts in accordance with PUHCA, as administered by the SEC, and has adopted a system of accounts consistent with that prescribed by the Federal Energy Regulatory Commission. The accounting policies of the Company conform to U.S. generally accepted accounting principles
(GAAP).

Property and Plant

     The cost of additions to, and betterments of, units of property and plant is capitalized. Cost includes labor, material, applicable taxes and overheads. Maintenance expenditures and the renewal of items not considered units of property are charged to income as incurred. When units of depreciable property are retired, the original cost, less salvage value, are charged to accumulated depreciation. Asset removal costs incurred by our non rate-regulated operations, which do not constitute legal obligations, were expensed as incurred beginning in 2003. Asset removal costs accrued by our rate-regulated operations, which do not constitute legal obligations, are classified as a regulatory liability.

Depreciation

     Depreciation is provided over the estimated lives of the various classes of depreciable property by applying composite rates on a straight-line basis.

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and temporary investments purchased with an original maturity of three months or less.

Income Taxes

     Ameren and its subsidiaries file a consolidated federal tax return. Deferred tax assets and liabilities are recognized for the tax consequences of transactions that have been treated differently for financial reporting and tax return purposes, measured using statutory tax rates. The Company's expenses are billed to the other subsidiaries of Ameren and taxes are computed on those entities. The Company had no deferred tax assets or liabilities at December 31, 2003 and 2002.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions affect reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

     The carrying amounts of financial instruments on the Company's books are a reasonable estimate of their fair value.


                                    Pg 15 - B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                        For Year Ended December 31, 2003
                  Schedule XIV - Notes to Financial Statements


NOTE 2 - Common Stock

     The Company is authorized to issue 30,000 shares of common stock at a par value of one cent ($.01) per share. Ameren holds all of the Company's common stock. At December 31, 2003 and 2002, there were 1,000 shares outstanding.

NOTE 3 - Financing Arrangements

     Ameren has money pool agreements among its subsidiaries to coordinate and provide for certain short-term cash and working capital requirements. The money pools are administered by the Company (see Note 4).

     Ameren also has bank credit agreements totaling $829 million , excluding the EEI facilities and the nuclear fuel lease facility, expiring at various dates between 2004 and 2005 that support a portion of Ameren's commercial paper programs. At December 31, 2003, $679 million of the bank credit agreements were unused and available.

NOTE 4 - Related Party Transactions

     The Company has transactions in the normal course of business with other Ameren subsidiaries. These transactions are primarily comprised of services received or rendered. Intercompany receivables were approximately $52 million and $100 million, respectively, as of December 31, 2003 and 2002. Intercompany payables totaled approximately $24 million and $14 million, respectively, as of December 31, 2003 and 2002.

     Ameren's subsidiaries have the ability to invest excess funds or borrow funds as needed from Ameren's money pools. Interest is calculated at varying rates of interest depending on the composition of internal and external funds in the money pools. Excess funds that are not borrowed by other subsidiaries are invested externally by the Company and recorded as an intercompany note payable on the Company's balance sheet. Intercompany notes payable were approximately $603 million and $452 million, respectively, as of December 31, 2003 and 2002.

NOTE 5 - Retirement Benefits

     The Ameren retirement plans cover substantially all employees of the Company. Benefits are based on the employees' years of service and compensation. The Ameren plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with the other subsidiaries of Ameren, is a participant in the Ameren plans and is responsible for its proportional share of the costs. The Company's share of the pension costs for 2003 and 2002 was approximately $11 million and $4 million, respectively.

     In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The Ameren
Postretirement Plans cover substantially all employees of the Company. The Ameren Postretirement Plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with other subsidiaries of Ameren, is a participant in the Ameren Postretirement Plans and is responsible for its proportional share of the costs. The Company's share of the postretirement benefit costs for 2003 and 2002 was $15 million and $17 million, respectively.

NOTE 6 - Interchange Transactions

     The  Company  acts  as  an  agent  for  the   coordination  of  interchange
transactions with outside parties. Amounts related to these transactions are allocated to AmerenUE and AmerenEnergy Generating Company.



                                    Pg 15 - C




                             ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               For the Year Ended December 31, 2003

                                 Schedule XV Statement of Income

                                          (In Thousands)

---------------------------------------------------------------------------------------------------
Account                   Description                              Current Year      Prior Year
---------------------------------------------------------------------------------------------------
          Income

457       Services rendered to associate companies                       $339,281         $312,533
458       Services rendered to nonassociate companies                           -                -
456       Other Electric Revenues                                              18               86
                                                                 ----------------------------------
                                         Total Income                     339,299          312,619
                                                                 ----------------------------------

          Expense

920       Salaries and wages                                               88,978           76,576
921       Office Supplies and Expenses                                     22,234           21,523
922       Administrative Expense Transferred - Credit                           -           (1,192)
923       Outside Services Employed                                        62,804           66,608
924       Property Insurance                                                    2                1
925       Injuries and Damages                                              4,029            1,392
926       Employee Pensions and Benefits                                   56,174           54,752
928       Regulatory Commission Expense                                     2,788            1,183
930.1     General Advertising Expenses                                        778              659
930.2     Miscellaneous General Expenses                                    5,427            5,082
931       Rents                                                            20,144           19,197
935       General Plant Maintenance                                         2,243            2,015
901       Customer Accounts - Supervision                                     391              380
902       Customer Accounts - Meter Reading                                 1,195            1,274
903       Customer Accounts - Customer Records                              8,494            8,773
905       Customer Accounts - Miscellaneous                                    68              223
908       Customer/Information Expense - Assistance                           277              270
909       Customer/Information Expense - Informational                        723              479
910       Customer/Information Expense - Miscellaneous                         92              126
912       Demonstration & Selling Expenses                                  2,819            2,380
913       Advertising Expense                                                   -                -
916       Miscellaneous Sales Expense                                          12               22
500       Operation Supervision & Engineering                                   4                6
506       Steam - Miscellaneous Expenses                                    1,729            1,233
510       Steam - Maintenance Supervision & Engineering                       143              235
514       Steam - Maintenance - Miscellaneous                                   -                -
517       Nuclear - Operation Supervision & Engineering                         7                6
524       Nuclear - Miscellaneous Operation Expenses                          101              100
528       Nuclear - Maintenance Supervision & Engineering                       4                4
539       Hydro Operation - Miscellaneous Expenses                             48               58
541       Hydro Maintenance - Supervision & Engineering                         2                1
544       Hydro Maintenance - Supervision & Engineering                         -                2
549       Other Power Operation - Miscellaneous                               186              109
556       Other Power Supply Expenses - System Control & Dispatch           1,297            2,027
557       Other Power Supply Expenses - Other                               3,238            3,171
560       Transmission Operation - Supervision & Engineering                  825              113
561       Transmission Operation - Load Dispatch                            5,457            4,249
566       Transmission Operation - Misc. Expenses                              26               23
568       Transmission Maintenance - Supv. & Engineering                      881              692
                                                                 ----------------------------------
                                             Subtotal                     293,620          273,752




                                   16 of 29 pages


                             ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               For the Year Ended December 31, 2003

                           Schedule XV Statement of Income (Continued)

                                          (In Thousands)

---------------------------------------------------------------------------------------------------
Account                   Description                              Current Year      Prior Year
---------------------------------------------------------------------------------------------------
          Expense (continued):
580       Distribution Operation - Supervision & Eng                        1,657            1,307
582       Distribution Operation - Station Expenses                            28               32
583       Distribution Operation - Overhead Line                              149              517
584       Distribution Operation - Underground Lines                           33               39
585       Distribution Operation - Street Lighting                            224                3
586       Distribution Operation - Meter Expenses                           1,052            1,084
587       Distribution Operation - Installation Expense                       138              127
588       Distribution Operation - Misc.                                    5,611            3,089
590       Distribution Maintenance - Supv. & Engineering                    3,722            3,019
592       Distribution Maintenance - Station Equipment                         18               21
593       Distribution Maintenance - Overhead Lines                         1,360            1,257
594       Distribution Maintenance - Underground Lines                          3                3
596       Distribution Maintenance - Street Lighting                            3                3
597       Distribution Maintenance - Meters                                   163              245
598       Distribution Maintenance - Misc                                      10               11
807       Purchase Gas Expense                                                  -                -
814       Underground Storage Operation - Supv. & Engineering                  48               44
830       Underground Storage Maintenance - Supv. & Engineering                48               44
850       Transmission Expense - Supv. & Engineering                           79               69
851       Transmission Expense - System Cntrl/Load Dispatching                 18               56
857       Transmission Expense - Regulating Stations                          516              492
859       Transmission Expense - Other                                        301              263
861       Transmission Expense Maintenance - Supv. & Engineering               33               66
870       Distribution Operation - Supervision & Engineering                  707              565
879       Distribution Operation - Customer Installations Expense              29               19
880       Distribution Operation - Other                                    1,326              997
885       Distribution Maintenance - Supv. & Engineering                        6                3
893       Distribution Maintenance - Meters                                   165              453
403       Depreciation Expense                                              1,011              857
404       Amortization Expense                                             20,074           15,487
408       Taxes - Non Utility Income                                          391              525
409       Taxes - Utility Income - Current                                  5,626           (1,536)
410       Provisions for Deferred Income Taxes                             15,093           14,540
411       Deferred Income Taxes                                           (20,221)         (12,448)
419       Interest & Dividend Income                                      (32,161)         (29,076)
421       Gains / Losses from Property Dispositions                            33               67
426.1     Donations                                                             2                6
426.4     Expenditures for certain civic & political activities             2,105            2,413
426.5     Other Deductions                                                    960            1,500
431       Other Interest Expense                                           35,314           32,704
                                                                 ----------------------------------
                                        Total Expense                     339,299          312,619
                                                                 ----------------------------------


                                                                 ----------------------------------
                                  Net Income or (Loss)                         $0               $0
                                                                 ==================================

                                         16-A


                                          ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                            For the Year Ended December 31, 2003

                                                    Analysis of Billing

                                             Associate Companies - Account 457

                                                       (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------
                                                                 Direct         Indirect      Compensation        Total
                                                                  Costs           Costs          For Use         Amount
 Name of Associate Company                                       Charged         Charged       of Capital        Billed
-----------------------------------------------------------------------------------------------------------------------------
                                                                  457-1           457-2           457-3
                                                             ----------------------------------------------------------------
AmerenEnergy Resources Company                                        $1,795            $238                          $2,033
Ameren Corporation                                                    20,411           2,953                          23,364
Ameren Energy Communications                                             990             116                           1,106
CIPSCO Investment Company                                                552              71                             623
Union Electric Development Corporation                                    58               9                              67
AmerenEnergy Inc.                                                      2,583             307                           2,890
AmerenERC                                                                384              76                             460
Union Electric Company                                               176,347          24,065                         200,412
Central Illinois Public Service Company                               57,101           8,237                          65,338
AmerenEnergy Fuels and Services Company                                2,617             404                           3,021
AmerenEnergy Development Company                                         305              55                             360
AmerenEnergy Marketing Company                                         2,987             430                           3,417
Illinois Materials Supply Company                                        113              21                             134
Ameren Development Corporation                                            22               4                              26
AmerenEnergy Generating Company                                       16,891           2,398                          19,289
CILCORP Inc.                                                             256              53                             309
CILCORP Investment Management Inc.                                         8               1                               9
Central Illinois Light Company                                        13,259           1,824                          15,083
CILCORP Energy Services Inc.                                               2               -                               2
CILCORP Infraservices Inc.                                                39               4                              43
QST Enterprises, Inc.                                                      1               -                               1
AmerenEnergy Resources Generating Company                              1,065             128                           1,193
AmerenEnergy Medina Valley Cogen, LLC                                     89              12                             101

                                                             ----------------------------------------------------------------
                                                       TOTAL        $297,875         $41,406              $0        $339,281
                                                             ================================================================







                                                        17 of 29 pages



                                          ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                            For the Year Ended December 31, 2003

                                                    Analysis of Billing

                                            Nonassociate Companies - Account 458

                                                       (In Thousands)



Instruction:
Provide a brief description of the services rendered to each nonassociate company:

-----------------------------------------------------------------------------------------------------------------------------
                                           Direct       Indirect     Compensation                    Excess        Total
                                            Cost          Cost          For Use         Total          Or         Amount
   Name of Nonassociate Company            Charged      Charged       of Capital         Cost      Deficiency     Billed
-----------------------------------------------------------------------------------------------------------------------------
                                            458-1        458-2           457-3                       458-4
                                        -------------------------------------------------------------------------------------
None

                                        -------------------------------------------------------------------------------------
                                  TOTAL      $0            $0             $0              $0           $0           $0
                                        =====================================================================================

















                                                            18 of 29 pages



                                                         ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                                           For the Year Ended December 31, 2003

                                   Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                                                      (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.
----------------------------------------------------------------------------------------------------------------------------
                                                              Associate Company Charges      Nonassociate Company Charges
                                                            ----------------------------------------------------------------
                                                             Direct   Indirect              Direct     Indirect
Account                  Description of Items                 Cost      Cost      Total      Cost        Cost      Total
----------------------------------------------------------------------------------------------------------------------------
920        Salaries and Wages                                 $78,038   $10,940   $88,978           -         -         -
921        Office Supplies and Expenses                        20,075     2,159    22,234           -         -         -
922        Administrative Expense Transferred - Credit              -         -         -           -         -         -
923        Outside Services Employed                           59,455     3,349    62,804           -         -         -
924        Property Insurance                                       -         2         2           -         -         -
925        Injuries and Damages                                 4,017        12     4,029           -         -         -
926        Employee Pensions and Benefits                      56,174         -    56,174           -         -         -
928        Regulatory Commission Expense                        2,788         -     2,788           -         -         -
930.1      General Advertising Expenses                           778         -       778           -         -         -
930.2      Miscellaneous General Expenses                       4,604       823     5,427           -         -         -
931        Rents                                                2,595    17,549    20,144           -         -         -
935        General Plant Maintenance                            1,981       262     2,243           -         -         -
901        Customer Accounts - Supervision                        388         3       391           -         -         -
902        Customer Accounts - Meter Reading                    1,195         -     1,195           -         -         -
903        Customer Accounts - Customer Records                 8,047       447     8,494           -         -         -
905        Customer Accounts - Miscellaneous                       58        10        68           -         -         -
908        Customer/Information Expense - Assistance              180        97       277           -         -         -
909        Customer/Information Expense - Informational           627        96       723           -         -         -
910        Customer/Information Expense - Miscellaneous            11        81        92           -         -         -
912        Demonstration & Selling Expenses                     2,556       263     2,819           -         -         -
916        Miscellaneous Sales Expense                              2        10        12           -         -         -
500        Operation Supervision & Engineering (Eng)                4         -         4           -         -         -
506        Steam - Miscellaneous Expenses                       1,729         -     1,729           -         -         -
510        Steam - Maintenance Supervision & Eng                  143         -       143           -         -         -
                                                            ----------------------------------------------------------------
                                                   Subtotal   245,445    36,103   281,548           -         -         -


---------------------------------------------------------------------------------------------
                                                                Total Charges for Service
                                                            ---------------------------------
                                                                Direct   Indirect
Account                  Description of Items                    Cost      Cost      Total
---------------------------------------------------------------------------------------------
920        Salaries and Wages                                  $78,038   $10,940   $88,978
921        Office Supplies and Expenses                         20,075     2,159    22,234
922        Administrative Expense Transferred - Credit               -         -         -
923        Outside Services Employed                            59,455     3,349    62,804
924        Property Insurance                                        -         2         2
925        Injuries and Damages                                  4,017        12     4,029
926        Employee Pensions and Benefits                       56,174         -    56,174
928        Regulatory Commission Expense                         2,788         -     2,788
930.1      General Advertising Expenses                            778         -       778
930.2      Miscellaneous General Expenses                        4,604       823     5,427
931        Rents                                                 2,595    17,549    20,144
935        General Plant Maintenance                             1,981       262     2,243
901        Customer Accounts - Supervision                         388         3       391
902        Customer Accounts - Meter Reading                     1,195         -     1,195
903        Customer Accounts - Customer Records                  8,047       447     8,494
905        Customer Accounts - Miscellaneous                        58        10        68
908        Customer/Information Expense - Assistance               180        97       277
909        Customer/Information Expense - Informational            627        96       723
910        Customer/Information Expense - Miscellaneous             11        81        92
912        Demonstration & Selling Expenses                      2,556       263     2,819
916        Miscellaneous Sales Expense                               2        10        12
500        Operation Supervision & Engineering (Eng)                 4         -         4
506        Steam - Miscellaneous Expenses                        1,729         -     1,729
510        Steam - Maintenance Supervision & Eng                   143         -       143
                                                            ---------------------------------
                                                   Subtotal    245,445    36,103   281,548

                                      19 of 29 pages


                                                         ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                                           For the Year Ended December 31, 2003

                                   Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                                                      (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.
-----------------------------------------------------------------------------------------------------------------------------
                                                              Associate Company Charges     Nonassociate Company Charges
                                                            -----------------------------------------------------------------
                                                             Direct   Indirect              Direct     Indirect
Account                  Description of Items                 Cost      Cost      Total      Cost        Cost      Total
-----------------------------------------------------------------------------------------------------------------------------
517        Nuclear - Operation Supervision & Eng                    7         -         7           -          -          -
524        Nuclear - Miscellaneous Operation Expenses             101         -       101           -          -          -
528        Nuclear - Maintenance Supervision & Eng                  4         -         4           -          -          -
539        Hydro Operation - Miscellaneous Expenses                48         -        48           -          -          -
541        Hydro Maintenance - Supervision & Eng                    2         -         2           -          -          -
544        Hydro Maintenance - Electric plant                       -         -         -           -          -          -
549        Other Power - Operation - Misc                         186         -       186           -          -          -
556        Other Power Supply Expenses - System Control         1,297         -     1,297           -          -          -
557        Other Power Supply Expenses - Other                  3,153        85     3,238           -          -          -
560        Transmission Operation - Supervision & Eng             824         1       825           -          -          -
561        Transmission Operation - Load Dispatch               5,457         -     5,457           -          -          -
566        Transmission Operation - Misc. Expenses                 26         -        26           -          -          -
568        Transmission Maintenance - Supv. & Eng                 880         1       881           -          -          -
573        Transmission Maintenance - Misc. Plant                   -         5         5           -          -          -
580        Distribution Operation - Supervision & Eng           1,552       105     1,657           -          -          -
582        Distribution Operation - Station Expenses               28         -        28           -          -          -
583        Distribution Operation - Overhead Line                 148         1       149           -          -          -
584        Distribution Operation - Underground Lines              32         1        33           -          -          -
585        Distribution Operation - Street Lighting               224         -       224           -          -          -
586        Distribution Operation - Meter Expenses              1,042        10     1,052           -          -          -
587        Distribution Operation - Installation Expense          137         1       138           -          -          -
588        Distribution Operation - Misc                        5,547        64     5,611           -          -          -
590        Distribution Maintenance - Supv. & Eng               3,652        70     3,722           -          -          -
592        Distribution Maintenance - Station Equipment            18         -        18           -          -          -
593        Distribution Maintenance - Overhead Lines            1,348        12     1,360           -          -          -
594        Distribution Maintenance - Underground Lines             3         -         3           -          -          -
596        Distribution Maintenance - Street Lighting               3         -         3           -          -          -
597        Distribution Maintenance - Meters                      163         -       163           -          -          -
598        Distribution Maintenance - Misc                         10         -        10           -          -          -
                                                            -----------------------------------------------------------------
                                                   Subtotal    25,892       356    26,248           -          -          -

--------------------------------------------------------------------------------------------
                                                                Total Charges for Service
                                                            --------------------------------
                                                               Direct   Indirect
Account                  Description of Items                   Cost      Cost      Total
--------------------------------------------------------------------------------------------
517        Nuclear - Operation Supervision & Eng                      7         -         7
524        Nuclear - Miscellaneous Operation Expenses               101         -       101
528        Nuclear - Maintenance Supervision & Eng                    4         -         4
539        Hydro Operation - Miscellaneous Expenses                  48         -        48
541        Hydro Maintenance - Supervision & Eng                      2         -         2
544        Hydro Maintenance - Electric plant                         -         -         -
549        Other Power - Operation - Misc                           186         -       186
556        Other Power Supply Expenses - System Control           1,297         -     1,297
557        Other Power Supply Expenses - Other                    3,153        85     3,238
560        Transmission Operation - Supervision & Eng               824         1       825
561        Transmission Operation - Load Dispatch                 5,457         -     5,457
566        Transmission Operation - Misc. Expenses                   26         -        26
568        Transmission Maintenance - Supv. & Eng                   880         1       881
573        Transmission Maintenance - Misc. Plant                     -         5         5
580        Distribution Operation - Supervision & Eng             1,552       105     1,657
582        Distribution Operation - Station Expenses                 28         -        28
583        Distribution Operation - Overhead Line                   148         1       149
584        Distribution Operation - Underground Lines                32         1        33
585        Distribution Operation - Street Lighting                 224         -       224
586        Distribution Operation - Meter Expenses                1,042        10     1,052
587        Distribution Operation - Installation Expense            137         1       138
588        Distribution Operation - Misc                          5,547        64     5,611
590        Distribution Maintenance - Supv. & Eng                 3,652        70     3,722
592        Distribution Maintenance - Station Equipment              18         -        18
593        Distribution Maintenance - Overhead Lines              1,348        12     1,360
594        Distribution Maintenance - Underground Lines               3         -         3
596        Distribution Maintenance - Street Lighting                 3         -         3
597        Distribution Maintenance - Meters                        163         -       163
598        Distribution Maintenance - Misc                           10         -        10
                                                            --------------------------------
                                                   Subtotal      25,892       356    26,248

                                                          19 - A





                                                         ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                                           For the Year Ended December 31, 2003

                                   Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                                                      (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.
---------------------------------------------------------------------------------------------------------------------------------
                                                                  Associate Company Charges      Nonassociate Company Charges
                                                                -----------------------------------------------------------------
                                                                 Direct   Indirect                Direct     Indirect
Account                  Description of Items                     Cost      Cost      Total        Cost        Cost      Total
---------------------------------------------------------------------------------------------------------------------------------
814        Underground Storage Operation - Supv. & Eng                 48         -        48           -          -          -
830        Underground Storage Expense Maintenance                     48         -        48           -          -          -
850        Transmission Expense - Supv. & Eng                          79         -        79           -          -          -
851        Transmission Exp. - System Cntrol/Load Disp.                18         -        18           -          -          -
857        Transmission Expense - Regulating Stations                 516         -       516           -          -          -
859        Transmission Expense - Other                               301         -       301           -          -          -
861        Transmission Expense Maintenance - Supv.                    33         -        33           -          -          -
870        Distribution Operation - Supervision & Eng                 707         -       707           -          -          -
879        Distribution Operation - Installation Expense               29         -        29           -          -          -
880        Distribution Operation - Other                           1,323         3     1,326           -          -          -
885        Distribution Maintenance - Supv. & Eng                       6         -         6           -          -          -
893        Distribution Maintenance - Meters                          165         -       165           -          -          -
403        Depreciation Expense                                       337       674     1,011           -          -          -
404        Amortization Expense                                    20,074         -    20,074           -          -          -
408        Taxes - Non Utility Income                                   -       391       391           -          -          -
409        Taxes - Utility Income - Current                         5,626         -     5,626           -          -          -
410        Provisions for Deferred Income Taxes                    15,093         -    15,093           -          -          -
411        Deferred Income Taxes                                  (20,221)        -   (20,221)          -          -          -
419        Interest & Dividend Income                                   -   (32,161)  (32,161)          -          -          -
421        Gains/Losses from Property Dispositions                     33         -        33           -          -          -
426.1      Donations                                                    -         2         2           -          -          -
426.4      Expenditures for certain civic and political activities  1,463       642     2,105           -          -          -
426.5      Other Deductions                                           812       148       960           -          -          -
431        Other Interest Expense                                       -    35,314    35,314           -          -          -

                                                                -----------------------------------------------------------------
                                      TOTAL EXPENSES              297,827    41,472   339,299           -          -          -
                                                                -----------------------------------------------------------------
                Compensation for use of Equity Capital
                                                                -----------------------------------------------------------------
430             Interest on Debt to Associate Companies                 -         -         -           -          -          -
                                                                -----------------------------------------------------------------
                                      TOTAL COST OF SERVICE      $297,827   $41,472  $339,299          $0         $0         $0
                                                                =================================================================

-------------------------------------------------------------------------------------------------
                                                                   Total Charges for Service
                                                              -----------------------------------
                                                                    Direct   Indirect
Account                  Description of Items                        Cost      Cost      Total
-------------------------------------------------------------------------------------------------
814        Underground Storage Operation - Supv. & Eng                 48         -        48
830        Underground Storage Expense Maintenance                     48         -        48
850        Transmission Expense - Supv. & Eng                          79         -        79
851        Transmission Exp. - System Cntrol/Load Disp.                18         -        18
857        Transmission Expense - Regulating Stations                 516         -       516
859        Transmission Expense - Other                               301         -       301
861        Transmission Expense Maintenance - Supv.                    33         -        33
870        Distribution Operation - Supervision & Eng                 707         -       707
879        Distribution Operation - Installation Expense               29         -        29
880        Distribution Operation - Other                           1,323         3     1,326
885        Distribution Maintenance - Supv. & Eng                       6         -         6
893        Distribution Maintenance - Meters                          165         -       165
403        Depreciation Expense                                       337       674     1,011
404        Amortization Expense                                    20,074         -    20,074
408        Taxes - Non Utility Income                                   -       391       391
409        Taxes - Utility Income - Current                         5,626         -     5,626
410        Provisions for Deferred Income Taxes                    15,093         -    15,093
411        Deferred Income Taxes                                  (20,221)        -   (20,221)
419        Interest & Dividend Income                                   -   (32,161)  (32,161)
421        Gains/Losses from Property Dispositions                     33         -        33
426.1      Donations                                                    -         2         2
426.4      Expenditures for certain civic and political activities  1,463       642     2,105
426.5      Other Deductions                                           812       148       960
431        Other Interest Expense                                       -    35,314    35,314

                                                                ---------------------------------
                                          TOTAL EXPENSES          297,827    41,472   339,299
                                                                ---------------------------------
                    Compensation for use of Equity Capital
                                                                ---------------------------------
430                 Interest on Debt to Associate Companies             -         -         -
                                                                ---------------------------------
                                          TOTAL COST OF SERVICE  $297,827   $41,472  $339,299
                                                                =================================


                                          19 - B



                                                               ANNUAL REPORT OF AMEREN SERVICES COMPANY
                                                                 For the Year Ended December 31, 2003

                                          Schedule XVII - Schedule of Expense Distribution by Department or Service Function
                                                                            (In Thousands)
           Instruction:
           Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform
           System of Accounts).
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-A)
                                                             -----------------------------------------------------------------------
 Account                                               Total       Corporate  Controller's  Division  Distribution  Energy Delivery
 Number           Description of Items                Amount        Comm.                   Support     Services       Tech Serv
------------------------------------------------------------------------------------------------------------------------------------
    920    Salaries and Wages                          $88,978      $1,371      $4,503      $5,384       $372            $4,142
    921    Office Supplies and Expenses                 22,234         227         701         289          9               617
    922    Administrative Expense Transferred - Credit       0           -           -           -          -                 -
    923    Outside Services Employed                    62,804          (1)        353         453        192                12
    924    Property Insurance                                2           -           -           -          -                 -
    925    Injuries and Damages                          4,029          (8)         (9)        (36)        (3)              (22)
    926    Employee Pensions and Benefits               56,174         301       2,160          65          7                44
    928    Regulatory Commission Expense                 2,788           9         146          51          4                29
    930.1  General Advertising Expenses                    778         757           1           3          -                 2
    930.2  Miscellaneous General Expenses                5,427       2,379          74          70          7                46
    931    Rents                                        20,144         446         498       2,065        215             3,716
    935    General Plant Maintenance                     2,243          37          10          43          4                30
    901    Customer Accounts - Supervision                 391           3           4          87          1                10
    902    Customer Accounts - Meter Reading             1,195           9          10         560          4                49
    903    Customer Accounts - Customer Records          8,494          67          74       3,243         42               212
    905    Customer Accounts - Miscellaneous                68           1           1          11          -                 2
    908    Customer/Information Expense - Assistance       277           2           3         117          1                 7
    909    Customer/Information Expense - Informational    723         593           2          57          1                 4
    910    Customer/Information Expense - Miscellaneous     92           1           1          54          -                 2
    912    Demonstration & Selling Expenses              2,819         739          22         685          9                62
    916    Miscellaneous Sales Expense                      12           -           -           5          -                 -
    500    Operation Supervision & Engineering (Eng)         4           -           -           -          -                 -
    506    Steam - Miscellaneous Expenses                1,729          12          13          54          6                37
    510    Steam - Maintenance Supervision & Eng           143           1           1           6          1                98
    517    Nuclear - Operation Supervision & Eng             7           -           -           -          -                 -
    524    Nuclear - Miscellaneous Operation Expenses      101           5           1           4          -                 2
    528    Nuclear - Maintenance Supervision & Eng           4           -           -           -          -                 -
    539    Hydro Operation - Miscellaneous Expenses         48           -           1           2          -                 1
    541    Hydro Maintenance - Supervision & Eng             2           -           -           -          -                 2
    544    Hydro Maintenance - Electric plant                0           -           -           -          -                 -
    549    Other Power - Operation - Misc.                 186           1           2           6          1                 4
    556    Other Power Supply Expenses - System Control  1,297          11          12          49          5               862
    557    Other Power Supply Expenses - Other           3,238          22          15          63          6             1,889
    560    Transmission Operation - Supervision & Eng      825           7           8          32         58               410
    561    Transmission Operation - Load Dispatch        5,457          41          46         221         20             3,748
    565    Transmission of electricity by other              0           -           -           -          -                 -
    566    Transmission Operation - Misc. Expenses          26           -           -           -          -                21
    568    Transmission Maintenance - Supv. & Eng          881           7           8          33         40               469
    573    Transmission Maintenance - Misc. Plant            5                                                                5
    580    Distribution Operation - Supervision & Eng    1,657          13          15         117        265               270

                                                      ------------------------------------------------------------------------------
                                         Subtotal     $295,282      $7,053      $8,676     $13,793     $1,267           $16,782



--------------------------------------------------------------------------------------------------------------------------------
                                                                   DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-A)
                                                             -------------------------------------------------------------------
 Account                                                    Environmental       Executive    Amounts Charged               Corporate
 Number           Description of Items                      Safety & Health                    to Capital       Finance    Planning
--------------------------------------------------------------------------------------------------------------------------------
    920    Salaries and Wages                                 $ 1,374            $15,465             $0         $2,398      $2,758
    921    Office Supplies and Expenses                           170                326              -            183         549
    922    Administrative Expense Transferred - Credit              -                  -              -              -           -
    923    Outside Services Employed                              549                 71         40,506          1,810         404
    924    Property Insurance                                       -                  -              -              -           -
    925    Injuries and Damages                                 1,695                 (7)             -             (7)         (7)
    926    Employee Pensions and Benefits                          13                308              -             12          12
    928    Regulatory Commission Expense                            9                326              -              8         207
    930.1  General Advertising Expenses                             -                  3              -              1           -
    930.2  Miscellaneous General Expenses                          13                455              -             14          12
    931    Rents                                                  413              1,371              -            397         380
    935    General Plant Maintenance                               33                 37              -              8           8
    901    Customer Accounts - Supervision                          3                201              -              3           3
    902    Customer Accounts - Meter Reading                        8                 50              -             92           7
    903    Customer Accounts - Customer Records                    62                800              -             64          57
    905    Customer Accounts - Miscellaneous                        -                  4              -             36           -
    908    Customer/Information Expense - Assistance                2                 88              -              2           2
    909    Customer/Information Expense - Informational             1                 20              -             10           1
    910    Customer/Information Expense - Miscellaneous             1                 14              -              1           1
    912    Demonstration & Selling Expenses                        18                453              -             17          18
    916    Miscellaneous Sales Expense                              -                  -              -              -           -
    500    Operation Supervision & Engineering (Eng)                -                  3              -              -           -
    506    Steam - Miscellaneous Expenses                       1,222                 60              -             10          10
    510    Steam - Maintenance Supervision & Eng                    1                  7              -              1           1
    517    Nuclear - Operation Supervision & Eng                    -                  -              -              -           -
    524    Nuclear - Miscellaneous Operation Expenses              21                  5              -             28           1
    528    Nuclear - Maintenance Supervision & Eng                  -                  4              -              -           -
    539    Hydro Operation - Miscellaneous Expenses                34                  1              -              -           1
    541    Hydro Maintenance - Supervision & Eng                    -                  -              -              -           -
    544    Hydro Maintenance - Electric plant                       -                  -              -              -           -
    549    Other Power - Operation - Misc.                        122                  7              -              1           1
    556    Other Power Supply Expenses - System Control            10                 85              -              9           9
    557    Other Power Supply Expenses - Other                     29                 45              -             12          12
    560    Transmission Operation - Supervision & Eng               6                115              -              6           6
    561    Transmission Operation - Load Dispatch                  38                211              -             37         135
    565    Transmission of electricity by other                     -                  -              -              -           -
    566    Transmission Operation - Misc. Expenses                  -                  -              -              -           -
    568    Transmission Maintenance - Supv. & Eng                   7                142              -              6           6
    573    Transmission Maintenance - Misc. Plant
    580    Distribution Operation - Supervision & Eng              13                539              -             12          11

                                                             -----------------------------------------------------------------------
                                         Subtotal              $5,867            $21,209        $40,506         $5,171      $4,605


                                                            20 of 29 pages


                                                               ANNUAL REPORT OF AMEREN SERVICES COMPANY
                                                                 For the Year Ended December 31, 2003

                                          Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                                                            (In Thousands)

           Instruction:
           Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform
           System of Accounts).

------------------------------------------------------------------------------------------------------------------------------
                                                                     DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-B)
                                                             -----------------------------------------------------------------
 Account                                                           Total   Corporate  Controller's  Division  Distribution
 Number           Description of Items                             Amount    Comm.                   Support     Services
------------------------------------------------------------------------------------------------------------------------------
  582    Distribution Operation - Station Expenses                   28       $0         $0           $16          $0
  583    Distribution Operation - Overhead Line                     149        1          1            31           2
  584    Distribution Operation - Underground Lines                  33        -          -            23           -
  585    Distribution Operation - Street Lighting                   224        -          -             2           -
  586    Distribution Operation - Meter Expenses                  1,052        9          9           753           4
  587    Distribution Operation - Installation Expense              138        1          1            62           3
  588    Distribution Operation - Misc.                           5,611       28         28           730         140
  590    Distribution Maintenance - Supv. & Eng                   3,722       31         35           356         324
  592    Distribution Maintenance - Station Equipment                18        -          -             1           -
  593    Distribution Maintenance - Overhead Lines                1,360       10         12           392          13
  594    Distribution Maintenance - Underground Lines                 3        -          -             -           3
  596    Distribution Maintenance - Street Lighting                   3        -          -             -           3
  597    Distribution Maintenance - Meters                          163        1          1           131           1
  598    Distribution Maintenance - Misc                             10        -          -             7           1
  814    Underground Storage Operation - Supv. & Eng                 48        1          1             2           -
  830    Underground Storage Expense Maintenance                     48        1          1             2           -
  850    Transmission Expense - Supv. & Eng                          79        1          1             3           -
  851    Trans. Exp.-System Cntrl/Load Disp.                         18        -          -             -           -
  857    Transmission Expense - Regulating Stations                 516        4          5            19           2
  859    Transmission Expense - Other                               301        2          2            10           1
  861    Transmission Expense Maintenance - Supv.                    33        -          -             1           1
  870    Distribution Operation - Supervision & Eng                 707        6          6            27          16
  879    Distribution Operation - Installation Expense               29        -          -             7           -
  880    Distribution Operation - Other                           1,326        7          8            97           6
  885    Distribution Maintenance - Supv. & Eng                       6        -          -             6           -
  893    Distribution Maintenance - Meters                          165        1          1             5           1
  403    Depreciation Expense                                     1,011        -          -             -           -
  404    Amortization Expense                                    20,074        -          -             -           -
  408    Taxes - Non Utility                                        391        -          -             -           -
  409    Taxes - Utility                                          5,626        -          -             -           -
  410    Provisions for Deferred Income Taxes                    15,093        -          -             -           -
  411    Deferred income tax/SO2 gain_loss                      (20,221)       -          -             -           -
  419    Interest & Dividend Income                             (32,161)       -          -             -           -
  421    Gains/Losses from Property Dispositions                     33        -          -             2           -
  426.1  Donations                                                    2        -          -                         -
  426.4  Expenditures for Certain Civic and Political Activities  2,105    1,442         10            41           4
  426.5  Other Deductions                                           960      591         11            18           3
  431    Other Interest Expense                                  35,314        -          -             -           -
                                                ------------------------------------------------------------------------------
                                 TOTAL EXPENSES                $339,299   $9,190     $8,809       $16,537      $1,795
                                                ==============================================================================

------------------------------------------------------------------------------------------------------------------------------------
                                                                         DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-B)
                                                             -----------------------------------------------------------------------
 Account                                                         Energy Delivery   Environmental   Executive  Amounts Charged
 Number           Description of Items                              Tech Serv     Safety & Health               to Capital
------------------------------------------------------------------------------------------------------------------------------------
  582    Distribution Operation - Station Expenses                      $5             $0             $2             $0
  583    Distribution Operation - Overhead Line                         78              1              4              -
  584    Distribution Operation - Underground Lines                      2              -              1              -
  585    Distribution Operation - Street Lighting                      216              -              1              -
  586    Distribution Operation - Meter Expenses                        34              8             26              -
  587    Distribution Operation - Installation Expense                   7              1             36              -
  588    Distribution Operation - Misc.                              2,178             21            429              -
  590    Distribution Maintenance - Supv. & Eng                      1,126             28            607              -
  592    Distribution Maintenance - Station Equipment                    1              -             13              -
  593    Distribution Maintenance - Overhead Lines                     511             10            122              -
  594    Distribution Maintenance - Underground Lines                    -              -              -              -
  596    Distribution Maintenance - Street Lighting                      -              -              -              -
  597    Distribution Maintenance - Meters                               3              1              3              -
  598    Distribution Maintenance - Misc                                 -              -              -              -
  814    Underground Storage Operation - Supv. & Eng                     1              -              1              -
  830    Underground Storage Expense Maintenance                         1              -              1              -
  850    Transmission Expense - Supv. & Eng                              2              1             14              -
  851    Trans. Exp.-System Cntrl/Load Disp.                             -              -              -              -
  857    Transmission Expense - Regulating Stations                     13              4             13              -
  859    Transmission Expense - Other                                    7              2              6              -
  861    Transmission Expense Maintenance - Supv.                        2              -              4              -
  870    Distribution Operation - Supervision & Eng                     27              5            188              -
  879    Distribution Operation - Installation Expense                   1              -             16              -
  880    Distribution Operation - Other                                121              7            199              -
  885    Distribution Maintenance - Supv. & Eng                          -              -              -              -
  893    Distribution Maintenance - Meters                               4              1              4              -
  403    Depreciation Expense                                            -              -              -              -
  404    Amortization Expense                                            -              -              -              -
  408    Taxes - Non Utility                                             -              -              -              -
  409    Taxes - Utility                                                 -              -              -              -
  410    Provisions for Deferred Income Taxes                            -              -              -              -
  411    Deferred income tax/SO2 gain_loss                               -              -              -              -
  419    Interest & Dividend Income                                      -              -              -              -
  421    Gains/Losses from Property Dispositions                         1              -              1              -
  426.1  Donations                                                                      -              -              -
  426.4  Expenditures for Certain Civic and Political Activities        27              8            141              -
  426.5  Other Deductions                                               13              4            210              -
  431    Other Interest Expense                                          -              -          3,000              -
                                                ------------------------------------------------------------------------------------
                                 TOTAL EXPENSES                    $21,163         $5,969        $26,251        $40,506
                                                ====================================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                                                      DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-B)
                                                             -----------------------------------------------------------------------
 Account                                                            Finance     Corporate
 Number           Description of Items                                          Planning
------------------------------------------------------------------------------------------------------------------------------------
  582    Distribution Operation - Station Expenses                    $0           $0
  583    Distribution Operation - Overhead Line                        1            1
  584    Distribution Operation - Underground Lines                    -            -
  585    Distribution Operation - Street Lighting                      -            -
  586    Distribution Operation - Meter Expenses                       7            7
  587    Distribution Operation - Installation Expense                 1            1
  588    Distribution Operation - Misc.                               39           19
  590    Distribution Maintenance - Supv. & Eng                       27           26
  592    Distribution Maintenance - Station Equipment                  -            -
  593    Distribution Maintenance - Overhead Lines                     9            9
  594    Distribution Maintenance - Underground Lines                  -            -
  596    Distribution Maintenance - Street Lighting                    -            -
  597    Distribution Maintenance - Meters                             1            1
  598    Distribution Maintenance - Misc                               -            -
  814    Underground Storage Operation - Supv. & Eng                   -            -
  830    Underground Storage Expense Maintenance                       -            -
  850    Transmission Expense - Supv. & Eng                            1            -
  851    Trans. Exp.-System Cntrl/Load Disp.                           -            -
  857    Transmission Expense - Regulating Stations                    4            4
  859    Transmission Expense - Other                                  2            2
  861    Transmission Expense Maintenance - Supv.                      -            -
  870    Distribution Operation - Supervision & Eng                    5            5
  879    Distribution Operation - Installation Expense                 -            -
  880    Distribution Operation - Other                               11            6
  885    Distribution Maintenance - Supv. & Eng                        -            -
  893    Distribution Maintenance - Meters                             1            1
  403    Depreciation Expense                                          -            -
  404    Amortization Expense                                          -            -
  408    Taxes - Non Utility                                           -            -
  409    Taxes - Utility                                               -            -
  410    Provisions for Deferred Income Taxes                          -            -
  411    Deferred income tax/SO2 gain_loss                             -            -
  419    Interest & Dividend Income                                    -            -
  421    Gains/Losses from Property Dispositions                       -            -
  426.1  Donations                                                     -            -
  426.4  Expenditures for Certain Civic and Political Activities      15            7
  426.5  Other Deductions                                              4            3
  431    Other Interest Expense                                        -            -
                                                                  ------------------------------------------------------------------
                                              TOTAL EXPENSES      $5,299       $4,697
                                                                  ==================================================================



                                          20 - A





                                                           ANNUAL REPORT OF AMEREN SERVICES COMPANY
                                                             For the Year Ended December 31, 2003

                                      Schedule XVII - Schedule of Expense Distribution by Department or Service Function
                                                                        (In Thousands)


------------------------------------------------------------------------------------------------------------------------------------

              ----------------------------------------------------------------------------------------------------------------------
  Account     General   Gas    Human     Industrial  Information              Power  Regional  Supply                  Ameren
  Number      Counsel Support Resources  Relations   Technologies  Overheads  Plant            Service  Treasurer's  Energy Fuels
------------------------------------------------------------------------------------------------------------------------------------
    920        $3,405   $559   $5,358      $958        $28,445       $728      $0      $0      $5,068     $2,332        $0
    921           527     61    1,622        84         14,567         92      23       3         227      1,675         9
    922             -      -        -         -              -          -       -       -           -          -         -
    923         1,819     73    7,206        88          7,938        877     218       -          (3)       234         -
    924             -      -        -         -              -          -       -       -           -          2         -
    925         1,834     (4)     (19)       (3)           157          -       1       -         (29)        53         -
    926            17      6   52,868         5            167          -      96       -          55          8         -
    928         1,596      7       25         3            110        177       -       -          34         19         -
    930.1           1      -        1         -              6          -       -       -           2          -         -
    930.2       1,052     18      162         5            201          -       -       -          56        832         -
    931           545    477    1,189       149          5,353          -       -       -       1,668        267         -
    935            11      4       25         3            969        201       -       -         792          8         -
    901             4      1        9         1             40          -       -       -          12          2         -
    902            11    201       24         3            110          -       -       -          33          5         -
    903            82     30      206        22            802          -       -       -         250      2,337         -
    905             1      -        -         -              7          -       -       -           2          -         -
    908             3      1        6         1             28          -       -       -           9          1         -
    909             2      1        4         1             17          -       -       -           5          1         -
    910             1      -        2         -             10          -       -       -           3          -         -
    912            27      9       52         6            239          -       -       -          73         12         -
    916             -      -        -         -              7          -       -       -           -          -         -
    500             -      -        -         -              1          -       -       -           -          -         -
    506            14      5       31         4            172          -       -       -          47          7         -
    510             1      1        3         -             14          -       -       -           4          1         -
    517             -      -        -         -              1          -       -       -           6          -         -
    524             1      -        2         -              9          -       8       -           3          -         -
    528             -      -        -         -              -          -       -       -           -          -         -
    539             1      -        1         -              4          -       -       -           1          -         -
    541             -      -        -         -              -          -       -       -           -          -         -
    544             -      -        -         -              -          -       -       -           -          -         -
    549             2      1        3         -             27          -       -       -           5          1         -
    556            13      5       28         3            127          -       -       -          40          6         -
    557            17      6       36         4          1,000          -       4       -          51          8       (10)
    560             8      3       18         2             83          -       -       -          26          4         -
    561            51     18      111        14            497          -       -       -         155         25         -
    565             -      -        -         -              -          -       -       -           -          -         -
    566             -      -        -         -              5          -       -       -           -          -         -
    568             9      3       19         2             85          -       -       -          26          4         -

    580            16      8       36         5            161          -       -       -          50          8         -

            ------------------------------------------------------------------------------------------------------------------------
    subtotal  $11,071 $1,494  $69,028    $1,360        $61,359     $2,075    $350      $3      $8,671     $7,852       ($1)


--------------------------------------------------------------------------------

              ------------------------------------------------------------------
  Account        AER       Strategic   Energy Delivery  Ameren
  Number     Shared Serv  Development     Controller    Energy
--------------------------------------------------------------------------------
    920         $3,454        $685          $219          $0
    921            255          12             6           -
    922              -           -             -           -
    923              4          (1)            -           2
    924              -           -             -           -
    925             (9)        452             -           -
    926             16          12             2           -
    928             11           8             9           -
    930.1            1           -             -           -
    930.2           17          12             2           -
    931            549         380            66           -
    935             11           8             1           -
    901              4           3             -           -
    902             10           8             1           -
    903             77          57            10           -
    905              3           -             -           -
    908              2           2             -           -
    909              2           1             -           -
    910              1           -             -           -
    912             22         353             3           -
    916              -           -             -           -
    500              -           -             -           -
    506             13          10             2           -
    510              1           1             -           -
    517              -           -             -           -
    524             10           1             -           -
    528              -           -             -           -
    539              1           -             -           -
    541              -           -             -           -
    544              -           -             -           -
    549              1           1             -           -
    556             12           9             2           -
    557             15          11             2           1
    560              8           6            19           -
    561             48          35             6           -
    565              -           -             -           -
    566              -           -             -           -
    568              8           6             1           -

    580             15          79            24           -

            --------------------------------------------------------------------
    subtotal    $4,562      $2,151          $375          $3




                                            20 - B



                                                           ANNUAL REPORT OF AMEREN SERVICES COMPANY
                                                             For the Year Ended December 31, 2003

                                      Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                                                        (In Thousands)




------------------------------------------------------------------------------------------------------------------------------------

            ------------------------------------------------------------------------------------------------------------------------
  Account     General   Gas    Human     Industrial  Information              Power  Regional  Supply                  Ameren
  Number      Counsel Support Resources  Relations   Technologies  Overheads  Plant            Service  Treasurer's  Energy Fuels
------------------------------------------------------------------------------------------------------------------------------------
    582            $0     $0       $1        $0             $3         $0      $0      $0          $1         $0        $0
    583             2      1        3         -             15          -       -       -           5          1         -
    584             1      -        1         -              4          -       -       -           1          -         -
    585             -      -        1         -              3          -       -       -           1          -         -
    586            10      4       22         3            101          -       -       -          32          5         -
    587             1      -        3         -             14          -       -       -           4          1         -
    588            29     40       87         7            343          -       2       4          94         13         -
    590            37     27       82        10            367          -       -       -         115         18         -
    592             -      -        -         -              2          -       -       -           1          -         -
    593            13      7       28         3            143          -       -       -          42          6         -
    594             -      -        -         -              -          -       -       -           -          -         -
    596             -      -        -         -              -          -       -       -           -          -         -
    597             1      -        2         -             11          -       -       -           3          1         -
    598             -      -        -         -              1          -       -       -           1          -         -
    814             1     33        1         -              5          -       -       -           2          -         -
    830             1     33        1         -              5          -       -       -           2          -         -
    850             1     42        2         -              8          -       -       -           2          -         -
    851             -     18        -         -              -          -       -       -           -          -         -
    857             5    356       11         1             49          -       -       -          15          2         -
    859             3    218        6         1             26          -       -       -           8          1         -
    861             -     24        -         -              1          -       -       -           -          -         -
    870             7    294       15         2             67          -       -       -          21          3         -
    879             -      -        1         -              3          -       -       -           1          -         -
    880             9    638       20         4            114          -       -       -          27          4         -
    885             -      -        -         -              -          -       -       -           -          -         -
    893             2    120        3         -             14          -       -       -           4          1         -
    403             -      -        -         -              -      1,011       -       -           -          -         -
    404             -      -        -         -              -     20,074       -       -           -          -         -
    408             -      -        -         -              -        391       -       -           -          -         -
    409             -      -        -         -              -      5,626       -       -           -          -         -
    410             -      -        -         -              -     15,093       -       -           -          -         -
    411             -      -        -         -              -    (20,221)      -       -           -          -         -
    419             -      -        -         -              -    (32,161)      -       -           -          -         -
    421             1      -        1         -              4          -       -       -          23          -         -
    426.1           2      -        -         -                         -       -       -                      -         -
    426.4         119      4      124         3            104          -       -       -          33          5         -
    426.5           9      2       11         1             51          -       -       -          19          2         -
    431             -      -        -         -              -     32,314       -       -           -          -         -
            ------------------------------------------------------------------------------------------------------------------------
    TOTAL     $11,325 $3,355  $69,454    $1,395        $62,817    $24,202    $352      $7      $9,128     $7,915       ($1)
            ========================================================================================================================

--------------------------------------------------------------------------------

            --------------------------------------------------------------------
  Account        AER       Strategic   Energy Delivery  Ameren
  Number     Shared Serv  Development     Controller    Energy

    582          $0          $0              $0          $0
    583           1           1               -           -
    584           -           -               -           -
    585           -           -               -           -
    586          10           7               1           -
    587           1           1               -           -
    588          26       1,065             289           -
    590          35         340             131           -
    592           -           -               -           -
    593          12          16               2           -
    594           -           -               -           -
    596           -           -               -           -
    597           1           1               -           -
    598           -           -               -           -
    814           -           -               -           -
    830           -           -               -           -
    850           1           -               -           -
    851           -           -               -           -
    857           5           3               1           -
    859           2           2               -           -
    861           -           -               -           -
    870           6           5               2           -
    879           -           -               -           -
    880           8          16              24           -
    885           -           -               -           -
    893           1           1               -           -
    403           -           -               -           -
    404           -           -               -           -
    408           -           -               -           -
    409           -           -               -           -
    410           -           -               -           -
    411           -           -               -           -
    419           -           -               -           -
    421           -                           -           -
    426.1         -           -               -           -
    426.4        10           7               1           -
    426.5         4           3               1           -
    431           -           -               -           -
           ---------------------------------------------------------------------
    TOTAL    $4,685      $3,619            $827          $3
           =====================================================================



                                            20 - C





                                            ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                              For the Year Ended December 31, 2003

                                         Departmental Analysis of Salaries - Account 920

                                                         (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
                                                               Departmental Salary Expense
                                              -------------------------------------------------------------------
             Name of Department                                        Included in Amounts Billed to
                                                               --------------------------------------------------   Number of
          Indicate each department                 Total           Parent           Other             Non           Personnel
             or service function                   Amount          Company       Associates       Associates       End of Year
----------------------------------------------------------------------------------------------------------------------------------
Corporate Communications                           $1,371                          $1,371                                 27
Corporate Planning                                 $2,758                           2,758                                 23
Controller's                                        4,503                           4,503                                 30
Energy Delivery Controller                            219                             219                                  4
Division Support                                    5,384                           5,384                                125
Distribution Services                                 372                             372                                 13
Energy Delivery Tech Serv.                          4,142                           4,142                                 85
Environmental, Safety and Health                    1,374                           1,374                                 25
Executive                                          15,465                          15,465                                 83
Finance                                             2,398                           2,398                                 24
Gas Support                                           559                             559                                 12
General Counsel                                     3,405                           3,405                                 33
Human Resources                                     5,358                           5,358                                 72
Industrial Relations                                  958                             958                                  9
Information Technology                             28,445                          28,445                                324
Supply Service                                      5,068                           5,068                                101
Treasurer's                                         2,332                           2,332                                 16
AER Shared Services                                 3,454                           3,454                                 31
Strategic Development                                 685                             685                                 23
Other                                                 728                             728

                                              ------------------------------------------------------------------------------------
                                                  $88,978              $0         $88,978                $0            1,060
                                              ====================================================================================


                                                       21 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2003

                     Outside Services Employed - Account 923
                                 (In Thousands)

Instructions:
Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

--------------------------------------------------------------------------------
                                                        Relationship
                                                      "A" - Associate
                                                        "NA" - Non
       From Whom Purchased                    Address     Associate     Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE
Accenture                                                    NA          $374
Accountemps                                                  NA            41
Availability Inc.                                            NA            36
Black & Veatch                                               NA            40
Broniec Associates                                           NA           109
Corporate Claims Management                                  NA         1,263
D H Tax Solutions                                            NA            75
Edison Electric                                              NA           280
Ernst & Young LLP                                            NA         1,513
Financial Engines                                            NA            46
Fitch Inc.                                                   NA            30
Foster Associates Inc                                        NA            39
GEA Rainey Corporation                                       NA            36
Grant Cooper & Associates                                    NA            31
Great West Life & Annuity                                    NA         1,991
Healthlink Inc.                                              NA            73
Hewitt Associates                                            NA         2,305
Human Resource Management                                    NA            54
Iron Mountain                                                NA            56
Itron Inc.                                                   NA            36
Jackson Kelly PLLC                                           NA            71
Jene L Robinson                                              NA            37
Kforce Inc.                                                  NA            28
Magellan Behavioral                                          NA            36
Mellon Bank                                                  NA           368
Mercer Human Resources                                       NA         1,263
Merrill Lynch Asset                                          NA            51
Merrill Lynch Pierce                                         NA            77
Mpower.com Inc                                               NA            66
PricewaterhouseCoopers LLP                                   NA           353
Solution Consultants                                         NA            66
Spherion Corporation                                         NA            78
The Annapolis Center                                         NA            25
Towers Perrin                                                NA           696
Union Planters Bank                                          NA           471
Other (179)                                                  NA           795
                                                                    ------------
                                                Total                  12,535
                                                                    ------------

OUTSIDE SERVICE - Legal
Bryan Cave                                                   NA           108
Hanson Professional                                          NA            30
Troutman Sanders                                             NA            41
Other (14)                                                   NA           789
                                                                    ------------
                                                Total                     968
                                                                    ------------

OUTSIDE SERVICE - (affiliate provided)
Other (1)                                                    NA        40,506
                                                                    ------------
                                                Total                  40,506
                                                                    ------------



                                   22 of 29 pages

                      ANNUAL REPORT OF AMEREN SERVICES COMPANY

                        For the Year Ended December 31, 2003

                 Outside Services Employed - Account 923 (continued)

                                   (In Thousands)

--------------------------------------------------------------------------------
                                                       Relationship
                                                     "A" - Associate
                                                       "NA" - Non
       From Whom Purchased                              Associate     Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE - Software
Accenture                                                   NA             3,581
Armstrong Teasdale                                          NA                50
Aurora Systems Group                                        NA               127
Binary System Builders                                      NA                98
Compunet Engineering                                        NA                27
DBA Direct Inc                                              NA                39
Docucorp International                                      NA                69
EDS Corporation                                             NA                42
Emery Datagraphic Inc                                       NA               219
Energy Solutions PLU                                        NA               396
Fortegra Inc.                                               NA             1,128
GEAC Enterprise                                             NA                35
Gartner Group Inc.                                          NA                75
Heartland Information                                       NA                54
Kendall Placement Group                                     NA                81
Levi Ray & Shoup Inc                                        NA                26
Lindenbergy Technology                                      NA               108
Maryville Data Systems                                      NA               149
Maverick Technologies                                       NA               482
Mobile Learning Center                                      NA                31
MODIS                                                       NA                74
Nextgen Information                                         NA                93
PC Connection Sales                                         NA                62
PC Helps Support Inc                                        NA                 0
Ron Cook & Associates                                       NA               140
Solution Consultants                                        NA               765
Spherion Corporation                                        NA                78
Staffing Partners Inc                                       NA                27
Sungard Recovery Services                                   NA               122
Symantec                                                    NA               290
Technology Partners                                         NA                42
Troutman Sanders                                            NA               150
Vector                                                      NA                37
Wantec                                                      NA                35
Other (59)                                                  NA                63
                                                                    ------------

                                                   Total                   8,795
                                                                    ------------

                                                                    ------------
                                                   TOTAL                 $62,804
                                                                    ============



                                         22-A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  Employee Pensions and Benefits - Account 926

                                 (In Thousands)

Instructions:
Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

------------------------------------------------------------------------
           Description                                        Amount
------------------------------------------------------------------------


Employee Meetings/Functions/Awards                                  389
Savings Investment Plan                                          14,424
Post Retirement Benefits Other than Pension                      15,290
Group Life Insurance                                              1,456
Employee Retirement and Insurance Expenses                        1,093
Medical Insurance                                                55,251
Accidental Death & Dismemberment Insurance                          113
Dental Insurance                                                  4,209
Pension Plans                                                    11,064
Transfer to Construction from Acct. 926                         (47,115)
                                                            ------------

                                                      TOTAL     $56,174
                                                            ============


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  General Advertising Expenses - Account 930.1

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 930.1, "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------
           Description                      Name of Payee Amount        Amount
--------------------------------------------------------------------------------

Advertising in Newspapers, periodicals,
          billboards, radio, etc.        Ace Sign Co.                      $32
          -----------------------        Advertisers Printing              124
                                         Central School District             5
                                         Chamber of Commerce                 5
                                         City Academy                        5
                                         City of Albion Park                 5
                                         City of Boonville                   5
                                         City of East Peoria                 5
                                         City of Marquette Heights           5
                                         Coatsburg Lions Club                4
                                         Communipak Incorporated             4
                                         DG Productions Inc                  5
                                         Epiphany of Our Lord                5
                                         F P Furlong Printing               11
                                         Frye Williamson                    22
                                         Gabriel Group                       4
                                         Germantown Hills School             5
                                         Gilbert Gordon Early               13
                                         Girl Scouts                         5
                                         Great Oaks Camp                     4
                                         Griggsville Community               5
                                         Hardin Signs, Inc.                 36
                                         Independent Living                  4
                                         Jefferson County                    5
                                         Kiel Center Partners               68
                                         Lajco Inc                          18
                                         Limestone Walters                   5
                                         Lincoln Park District               5
                                         Luthy Botanical Gardens             5
                                         Metalmasters                        8
                                         Milton Youth League                 5
                                         Missouri Conference                 5
                                         Missouri Valley Conference         19
                                         Murphysboro Youth                   5
                                         Oak Grove School District           5
                                         Osage Beach MO City                 5
                                         Ozark Valley Community              4
                                         Parents for Youth                   5
                                         Peoria Heights Congregation         5
                                         Pike County                         5
                                         Promoting Appreciation              5
                                         Research International             70
                                         Roanoke Park District               5
                                         Rochester Community                 5
                                         Rochester Youth Athletics           5
                                         Rodgers Townsend LC                62
                                         Scripps Park Board                  4
                                         St. Joseph                          5
                                         St Louis Blues                     12
                                         St Louis Rams                      49
                                         The Youth & Family                  5
                                         Vienna Carnegie                     5
                                         Village of Gifford                  5
                                         Other                              46
                                                                    ------------

                                                      Total               $778
                                                                    ============


                                  23 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                 Miscellaneous General Expenses - Account 930.2

                                 (In Thousands)

Instructions:

Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. SS441(b)(2)) shall be separately classified.

--------------------------------------------------------------------------------
                 Description                                       Amount
--------------------------------------------------------------------------------

Labor                                                                $1,301
Investor Relations                                                      397
Public Relations                                                      1,195
Stockholder Related Expenses                                            512
Board of Director Expenses                                              728
Corporate Membership                                                  1,064
Other Miscellaneous Expenses                                            230

                                                           ---------------------
                                                 TOTAL               $5,427
                                                           =====================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                               Rents - Account 931

                                 (In Thousands)

Instructions.

Provide a listing of the amount included in Account 931, "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------
                       Type of Property                              Amount
--------------------------------------------------------------------------------

General office                                                      $20,144









                                                           ---------------------
                                                  TOTAL             $20,144
                                                           =====================


                                 24 of 29 pages

                   Taxes Other Than Income Taxes - Account 408

                                 (In Thousands)

Instructions:

Provide an analysis of Account 408, "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------
                  Kind of Tax                                      Amount
--------------------------------------------------------------------------------

Taxes Other Than U.S. Government Taxes
--------------------------------------

Corporate Franchise/Miscellaneous Taxes                               $41
Ad Valorem Taxes                                                      350
                                                           ---------------------

          Subtotal - Taxes Other Than U.S. Government Taxes           391

U.S. Government Taxes
---------------------

Payroll Taxes                                                           -
                                                           ---------------------


          Subtotal - U.S. Government Taxes                              -
                                                           ---------------------


                                                           ---------------------
                                               TOTAL                 $391
                                                           =====================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                            Donations - Account 426.1

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.

--------------------------------------------------------------------------------
       Name of Recipient           Purpose of Donation              Amount
--------------------------------------------------------------------------------


   Donations (2)                   Various                              $2




                                                           ---------------------
                                                TOTAL                   $2
                                                           =====================



                                 25 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                        Other Deductions - Account 426.5

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

--------------------------------------------------------------------------------
                 Description                                     Amount
--------------------------------------------------------------------------------

Other deductions                                                   $948
Miscellaneous                                                        12

                                                          ----------------------
                                            TOTAL                  $960
                                                          ======================















                                 26 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  Schedule XVIII - Notes to Statement of Income

Instructions:
The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Notes to Financial Statements on pages 15 - B thru 15 - C






                                 27 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               Organization Chart

                         See pages 29 - A through 29 - B




                              Methods of Allocation

                                 See page 29 - C



           Annual Statement of Compensation for Use of Capital Billed

                                    - None -











                                 28 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                           Ameren Services Company
                                  ----------------------------------------------
                                         (Name of Reporting Company)


                               By:           /s/ Martin J. Lyons
                                  ----------------------------------------------
                                         (Signature of Signing Officer)


                              Martin J. Lyons Jr., Vice President and Controller
                              --------------------------------------------------
                                  (Printed Name and Title of Signing Officer)



Date:   April 28, 2004
       ----------------




                                 29 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2003
                               Organization Chart


Chairman and CEO-Gary Rainwater

      Executive Vice President and CFO, Warner Baxter
            Vice President and Controller
                  Accounting
                  Financial Communications
                  Systems/Special Projects
                  Performance Management
                  Regulatory Accounting

            Vice President, Treasurer and Risk Management
                  Corporate Finance & Development
                  Trust Investments
                  Treasury Technology Services
                  Risk Management

            Vice President & Tax Counsel
                  State and Local Tax
                  Tax Research and Planning
                  Tax Audit

            Internal Audit - Manager

            Vice President, Corporate Planning
                  Business Analysis
                  Acquisitions
                  Strategic Planning and Corporate Analysis

      Senior Vice President Administration, Daniel Cole
            Information Technology - Vice President
                  Enterprise Architecture & Design
                  Development-Finance
                  Development-Operations
                  Development-HR
                  Development-Customer Services
                  Operations Support
                  Telecommunications
                  Business and Process Services

            Environmental Safety & Health - Vice President
                  Environmental Services
                  Safety & Health
                  Environmental Science

            Human Resources - Vice President
                  Total Rewards
                  Diversity
                  HR Operations
                  Organization Effectiveness
                  Communication and Training Services

            Corporate Communications-General Manager

                                      29-A



                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2003
                         Organization Chart (Continued)

      Senior Vice President Regulatory Policy, General Counsel and Secretary, Steven Sullivan
            Associate General Counsel-Assistant Secretary-Manager
            Government Policy and  Consumer Affairs- Vice President
                  Legislative Affairs
                  Community Relations
                  Customer Relations
                  Economic Development
                  Planning and Regulatory Accounts
                  Government Relations
            Security-Manager
            Associate General Counsel-Manager
            Regulatory Policy and Planning-Manager

      Senior Vice President Energy Delivery (ED), David Whiteley
            ED - Distribution Services - Vice President
                  Distribution Operations

            ED - Divison and Gas Operations Support - Vice President
                  Gas Operations Support
                  Gas Training
                  Gas Control
                  Business Performance

            Strategic Projects - Manager

            ED - Controller

            ED-Vice President and COO-CILCO

            ED - Technical Services - General Manager

      Industrial Relations - Vice President

                                      29-B

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                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                              Methods of Allocation

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Composite - Energy Sales, Customers and Employees
        Based on equal weighting of energy sales, average customers and number of employees.

Customers
        Based on a year-end count of electric and gas customers.

Sales
        Based on the year-end energy sales.

Employees
        Based on the number of full time employees monthly.

Labor
        Based on yearly Operation & Maintenance labor costs.

Total Capitalization
        Based on total operating company capitalization value at year-end.

Total Assets
        Based on total operating company assets at year-end.

Construction Expenditures
        Based on yearly construction expenditures by each operating company.

Peak Load
        Based on peak load at each operating center. Each operating power plant peak generation provides electric ratio.  Gas ratio is derived from system peak at a transportation intake point for Ameren's system.

Generating Capacity
        Based on nameplate generating capacity at each power plant.

Gas Throughput
        Based on total gas usage including transportation customers at each Ameren operating gas system.

Current Tax Expense
        Based on yearly tax expenses for each operating company.

Vehicle Ratio
        Based on number of vehicles assigned to each operating company.

Accounting Transaction
        Based on number of corporation transactions in a particular accounting system.

Information Technology (IT)
        Based on number of IT related activities.

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